UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 18, 2025

ImmunityBio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37507	43-1979754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3530 John Hopkins Court
San Diego, California 92121
(Address of principal executive offices, including zip code)
(844) 696-5235
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	IBRX	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The board of directors (the “Board”) of ImmunityBio, Inc. (the “Company”) previously approved, subject to stockholder approval, the Company’s 2025 Equity Incentive Plan (the “2025 Plan”). At the 2025 Annual Meeting of Stockholders on June 18, 2025 (the “Annual Meeting”), the Company’s stockholders approved the 2025 Plan, which became effective upon stockholder approval. As of such date, the 2025 Plan replaced the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) in its entirety, which was scheduled to expire in July 2025. No further awards will be made under the 2015 Plan, but the 2015 Plan will continue to govern awards previously granted under it.
The Board approved and recommended the 2025 Plan in order to effectively compete for and appropriately motivate and reward key talent through grants of equity-based awards. The Board believed it to be in the long-term interest of both the Company and its stockholders to strengthen the Company’s ability to attract, retain and motivate employees, officers, non-employee directors and certain other service providers and to provide additional incentive for those persons through stock ownership and other incentives to improve financial performance, increase profits and strengthen the mutuality of interest between those persons and the Company’s stockholders.
Subject to the adjustment provisions of the 2025 Plan, the number of shares of common stock reserved for issuance under the 2025 Plan is: (i) 46,088,027 shares of common stock, plus (ii) up to 32,359,674 shares subject to awards granted under the 2015 Plan that, on or after the date of stockholder approval of the 2025 Plan, expire or terminate without having been exercised in full, are tendered to or withheld for payment of an exercise price or for tax withholding obligations, or are forfeited or repurchased due to failure to vest.
The material terms of the 2025 Plan are described in “Proposal 2 – Approval of the ImmunityBio, Inc. 2025 Equity Incentive Plan” in the Company’s definitive proxy statement on Schedule 14A filed with the United States Securities and Exchange Commission on April 30, 2025, which description is incorporated herein by reference.
The foregoing description of the 2025 Plan is qualified in its entirety by reference to the text of the 2025 Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07    Submission of Matters to a Vote of Security Holders.
On June 18, 2025, the Company held its Annual Meeting. Of the 882,580,961 shares of our common stock, par value $0.0001 per share (“Common Stock”) outstanding as of April 21, 2025, 785,427,063 shares of Common Stock were represented, either by attending the Annual Meeting virtually or by proxy, constituting (i) a quorum under the Company’s bylaws and (ii) approximately 89% of the outstanding shares of Common Stock entitled to vote. The matters voted on at the Annual Meeting and the votes cast with respect to each such matter are set forth below.
1.Election of Eight Directors. The following nominees were re-elected by the holders of our Common Stock to serve as directors for a one year term expiring at the 2026 annual meeting of stockholders based on the following results of voting. Each director’s term continues until the election and qualification of his or her successor, or until his or her earlier retirement, resignation, disqualification, removal, or death.

Nominee	Votes “For”	Votes “Withheld”	“Broker Non-Votes”

Patrick Soon-Shiong, M.D.	695,233,606	8,502,586	81,690,871
Cheryl L. Cohen	700,392,571	3,343,621	81,690,871
Richard Adcock	697,739,427	5,996,765	81,690,871
Michael D. Blaszyk	700,860,890	2,875,302	81,690,871
Wesley Clark	699,411,253	4,324,939	81,690,871
Linda Maxwell, M.D.	700,967,078	2,769,114	81,690,871
Christobel Selecky	700,825,767	2,910,425	81,690,871
Barry J. Simon, M.D.	699,183,289	4,552,903	81,690,871
2.Approval of the ImmunityBio, Inc. 2025 Equity Incentive Plan. The adoption of the ImmunityBio, Inc. 2025 Equity Incentive Plan was approved by our stockholders based on the following results of voting:

Votes “For”	Votes “Against”	Abstentions	“Broker Non-Votes”

684,004,688	18,964,761	766,743	81,690,871
3.Ratification of Appointment of Independent Registered Public Accounting Firm. The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 was ratified by our stockholders based on the following results of voting:

Votes “For”	Votes “Against”	Abstentions	“Broker Non-Votes”

781,335,243	3,236,161	855,659	—

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.
The document listed below is filed with this Current Report on Form 8-K, as indicated therein (numbered in accordance with Item 601 of Regulation S‑K).

Exhibit No.	Description

10.1*#	ImmunityBio, Inc. 2025 Equity Incentive Plan.
104	Cover page interactive data file (embedded within the Inline XBRL document)
_______________
*    Filed herewith.
#    Indicates a management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNITYBIO, INC.

Date: June 20, 2025	By:	/s/ David C. Sachs
David C. Sachs
Chief Financial Officer